Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: Suzanne Keen, Media Relations

Lynn Schweinfurth, Laura Conn, Investor Relations

(972) 770-8722	(972) 770-7228, (972) 770-5810

BRINKER INTERNATIONAL ANNOUNCES $150 MILLION INCREASE IN SHARE REPURCHASE PLAN, DECLARES COMMON DIVIDEND, AND ESTABLISHES POLICY FOR SHAREHOLDER RIGHTS

DALLAS, Feb. 2, 2006 – Brinker International, Inc. (NYSE: EAT) announced today the following decisions enacted by its Board of Directors.

The Board of Directors authorized an increase of $150 million to its existing common share repurchase program. Fiscal year to date, the company has repurchased approximately 5 million shares for approximately $196 million. The announced share authorization increase, when combined with the company’s remaining capacity of $79.1 million, creates $229.1 million of share repurchase availability. Since the company began its share repurchase plan in fiscal 1998, 37.6 million shares have been repurchased for approximately $1.1 billion at an average price of $28.73.

In addition, the Board declared a quarterly dividend of 10 cents per share on the common stock of the company. The dividend will be paid on March 29, 2006 to shareholders of record as of March 15, 2006.

“The approval of the quarterly dividend and increase in share authorization reflects the Board’s ongoing confidence in our company’s long-term growth prospects and commitment to return value directly to shareholders,” said Chuck Sonsteby, Brinker Executive Vice President and Chief Financial Officer. “Our strong cash flow generation and solid balance sheet will enable us to continue to invest in high-return initiatives consistent with our focused strategy, pay a quarterly dividend and repurchase shares to grow EPS 15% per year.”

In addition, the Board also announced its decision to allow the Company’s stockholder rights plan to expire, as scheduled, on Feb. 9, 2006 and will not propose any rights plans for approval by stockholders at Brinker International’s 2006 Annual Meeting of Stockholders. The Board further adopted the following policy regarding the adoption of a rights plan in the future:

The Board will only adopt a rights plan if either (1) Brinker International’s stockholders have approved adoption of the rights plan, or (2) the Board in its exercise of its fiduciary responsibilities, including a majority of the independent members of the Board, makes a determination that, under the circumstances existing at the time, it is in the best interests of the stockholders to adopt a stockholder rights plan without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval. If the Board adopts a stockholder rights plan pursuant to clause (2) above, the Board will seek stockholder ratification within 12 months of the date of adoption. The Governance and Nominating Committee will review this policy statement on an annual basis, including the stipulation that addresses the Board’s fiduciary responsibility to act in the best interest of the shareholders, without prior stockholder approval, and report to the Board any recommendations it may have concerning the policy.

At the end of the second quarter of fiscal 2006, Brinker International either owned, operated, or franchised 1,637 restaurants under the names Chili’s Grill & Bar (1,130 units), Romano’s Macaroni Grill (238 units), Maggiano’s Little Italy (37 units), On The Border Mexican Grill & Cantina (141 units) and Corner Bakery Cafe (91 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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